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                                                                    EXHIBIT 99.1

JOZEF STRAUS


Welcome to all of you on this call. I am joined this early morning by Tony Muller, our Executive VP and CFO. We have important news to report today on both our recently completed third quarter and changes we are making to realign the Company during the current business downturn as we position our company to remain the industry leader. Before going further, I will ask Tony to review the safe harbor statement.


TONY MULLER


FORWARD LOOKING LANGUAGE

We would like to advise you that our report and the discussions we will have today will include "forward looking statements," as that term is defined under the Private Securities Litigation Reform Act of 1995. What we and the Act mean by forward looking statements are all statements we make, other than those dealing specifically with historical matters (that is our historical financial results, which are the subject of our report, and any statements we make about the conduct of our business, operations and finances up to this moment). All other statements we make are forward looking statements. Our forward looking statements include any information we provide on future business operations and guidance regarding the future financial performance of the Company and any information regarding the likelihood, timing, cost and any benefits of any of the business restructuring activities we will discuss today. All forward looking statements mentioned are subject to risks and uncertainties that could cause the actual results to differ, possibly materially, from those projected in the forward looking statements. Some, but not all, of these risks and uncertainties are discussed from time to time in the press releases and securities filings of the company with the SEC, particularly the "Risk Factor" section of our Form 10-Q to be filed in the near term for the quarter ended March 31, 2001.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


First, let me explain the timing of this announcement. We originally scheduled the announcement of third quarter results for this Thursday, April 26. But we wanted to announce our restructuring early in the week to give us more time to meet with our employees around the world without having an intervening weekend. We elected not to announce the rescheduling of the earnings release date because of the high level of speculation this would have caused in these times of market uncertainty and intense news coverage and analysis of every scrap of information. Also, I would like to announce that our investor meeting previously scheduled for Friday, May 11 in West Trenton, NJ will be rescheduled to a later date.



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Jozef....


JOZEF

JDS Uniphase operates in a highly competitive and fast-paced market environment, which constantly requires keen focus, agility, and a sound financial structure. In these difficult times it is particularly imperative that we align our product development strategy, organization, and financial structure to continue to provide high value solutions that support our customers in their efforts to succeed in a wide range of expanding market and changing economic conditions.

While we will be discussing a number of very important changes today, underlying each of these decisions is our commitment to continue to be responsive to the needs of all of our stakeholders -- our customers, our employees, our communities, and our stockholders.

In times of high growth we have responded aggressively through expansion and acquisition. Today, we are responding as aggressively during more difficult times.

Let me summarize the important news we are reporting today:

- Our third quarter results were consistent with our previous guidance as we reported sales of $920 million and pro forma earnings of $.14 per share.

- The Global Realignment Program we announced today is our commitment to continued competitiveness in these economic times and into the future. In the Program we have focused on three key areas in which we are committed in being leaders:

     -  product technology, performance and innovation;

     -  manufacturing excellence;

     -  and customer service

-    To achieve these goals we are taking the following actions:

     - First, we are creating global centers for advanced product development. These centers are intended to provide product development teams with the critical mass necessary to develop future generations of products and fiberoptic technologies. As part of this initiative, we are eliminating overlapping product development programs and creating global centers of excellence. For example, Ottawa will focus on wavelength division multiplexing and optical switching, San Jose will concentrate on passive components for fiber amplifiers and pump laser packaging will be centered in Victoria, British Columbia.

     - Second, we are consolidating the manufacturing of several products from multiple sites into specific locations around the world. This process involves consolidating product lines, standardizing on global product



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        designs, and relocating products to operations designated as global centers of manufacturing excellence.

     - Third, to improve our customer service we are aligning our sales organization to offer customers a single point of contact and creating technical and support centers to streamline customer interactions with product line managers. We are also building on our successful information technology implementations to consolidate administrative functions with the goal to provide improved customer service and realize significant cost savings.

- To achieve this realignment and to keep JDS Uniphase competitive now and in the future we are taking a number of actions to reduce our spending levels, which we will describe later in this call.

Now, let me ask Tony to review the numbers for the quarter.


TONY MULLER


NUMBERS FOR THE QUARTER


As Jozef said, we met our guidance for the quarter


     a) We reported $920 million in sales for the quarter and this was fractionally below the second quarter and approximately at the level of our latest guidance. Normalizing for the merger with SDL and the Zurich divestiture, this represented a sequential sales decline of approximately 8%, reflecting business conditions in our industry. Sales were 90% above pro forma combined sales of $485 million in the third quarter last year.

     b) Our customer base is becoming increasingly more diversified -- our top ten customers represented over 70% of sales in the December quarter and just above 60% in the March quarter. Alcatel was our only 10% customer in the quarter.

     c) Our book-to-bill ratio was below one for the quarter.

     We have revised our segment reporting to reflect the organization of our Company following our merger with SDL.

        (1) Amplification and transmission (A&T)-- this segment represented 47% of total sales and increased 57% from the second quarter

               (a)    Source lasers, modulators and detectors grew sequentially


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               (b)    Transponders grew several-fold over the second quarter

               (c)    Sales of amplifiers declined

               (d) A&T sales also grew sequentially because of the effect of the SDL merger, offset in part by the Zurich divestiture

        (2) WDM, switching and thin film products represented 53% of total sales and declined 26% from the second quarter. (Please note that this segment includes our non-telecommunications businesses because of their common reporting relationship)

               (a) WDM and fiber amplifier component sales as well as other passive components declined, some sharply, during the quarter; however fiber Bragg grating products showed good growth from the second quarter

               (b)    Test equipment also grew from the second quarter.


     -  Gross margin

        - Pro forma gross margin was 48.6% of sales for the quarter. This number is below our guidance reflecting lower sales, the higher fixed cost structure resulting from the SDL merger, and higher inventory reserves reflecting our lower sales visibility.

     -  R&D (pro forma)

        -   10% of sales for the quarter.

     -  SG&A (pro forma)

        -   SG&A was 13.6% of sales for the quarter.

Both expense levels increased as a percentage of sales because of lower sales.

Summary data

     - JDS Uniphase reported $230 million in pro forma operating profit for the quarter, a margin of 25% of sales.

     -  Pro forma interest and other income were $12.1 million for the quarter.

     -  Our pro forma tax rate was 34% for the quarter.

     -  Diluted shares were 1.182 billion.

     - Pro forma earnings were $160 million or $0.14 per share, equal to our latest guidance.


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 Balance Sheet

     - We had $133 million in cash flow from operations for the quarter, $289 million year to date.

     - Cash and short-term investments were $1.05 billion at the end of the quarter. In addition, we held $923 million in marketable equity securities at March 31, 2001.

     - Capital spending was $236 million for the quarter. In connection with our Global Realignment we are reducing our capital spending and expect to invest $190 million in the fourth quarter, and that would bring capital spending for the year to slightly above $750 million for the year.

     - DSAR and inventory turns, adjusted for the impact of the purchase accounting for the SDL merger, were 61 days and 3.6 annual turns, respectively.


The Company is evaluating the carrying value of certain long-lived assets, consisting primarily of $56.2 billion of goodwill recorded on its balance sheet at March 31, 2001. Pursuant to accounting rules, the majority of the goodwill was recorded based on stock prices at the time merger agreements were executed and announced. The Company's policy is to assess enterprise level goodwill if the market capitalization of the Company is less than its net assets. Goodwill will be reduced to the extent that net assets are greater than market capitalization. At March 31, 2001, the value of the Company's net assets, including unamortized goodwill exceeded the Company's market capitalization by approximately $40 billion.

Downturns in telecommunications equipment and financial markets have created unique circumstances with regard to the assessment of goodwill, and the Company has sought the counsel of the Staff of the Securities and Exchange Commission on the interpretation of generally accepted accounting principles with regard to this matter. The Company anticipates recording additional charges to reduce the carrying value of the unamortized goodwill and other long-lived assets and such adjustments could represent a substantial portion of the carrying value. Some of these charges may be recorded as an adjustment to the Company's financial statements at March 31, 2001 and the Company would report such adjustments in subsequent SEC filings.

This situation can be better understood when considering how goodwill was recorded for the SDL merger. The merger closed on February 13, and two things happened at that time: we issued JDS Uniphase shares valued by the market at $38.50 to SDL stockholders, and we recorded $40 billion of goodwill from the transaction based on a July, 2000 price of $111, as required by generally


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accepted accounting principles. SDL stockholders received shares representing
25% of the combined company, and we feel strongly that the parts of JDS Uniphase represented by what was SDL today represent that portion of the value of the entire company.



Jozef will now review some of the things we are seeing in the marketplace, give you more details on our global realignment program and provide an overview of some of our successes during the third quarter.



JOZEF STRAUS



MARKET REVIEW

First I would like to reflect on some things we are seeing in the marketplace:

- Much of the current focus is on the building out of existing installations to maximize recent investments--for instance, companies are completing the lighting up of all deployed channels, as well as installing components and modules that allow the further utilization of the existing installations.

- Inventories of legacy products are high with many customers choosing to write off this equipment.

- The metro marketplace growth continues to be steady, both for DWDM products as well as SONET products.

- The North American market has slowed down more quickly than Europe, so customers with less exposure in North American are more bullish.

- Nonetheless, our customers, large and small, established and start-up, continue to design new, next generation systems aggressively and we are supporting them all. Our design activity continues unabated and we believe that we are very well positioned with all of the systems manufacturers.

- Our design activity with major customers is very strong and we are positioning ourselves to have significant share in the next generation systems when they hit the market.



GLOBAL REALIGNMENT PROGRAM DETAILS

Now let me provide you with some details about our Global Realignment Program. Tony will describe the financial implications when he provides guidance for future periods.

1. As I said earlier our GLOBAL REALIGNMENT PROGRAM is an important step toward our goal of being a leader in:

     -  product technology, performance and innovation;



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     -  manufacturing excellence;

     -  and customer service

2. Some of the actions we are taking specifically to build on our leadership in product technology, performance and innovation include creating global centers of excellence. In addition to Ottawa, San Jose and Victoria, we now have:

     - dedicated amplifier teams focused on Raman, wide band and micro-amplifiers, respectively;

     - two telecommunication laser teams focused on high-power pump lasers and one on high-speed transmission lasers;

     - and one fused coupler team focused on development and advanced manufacturing operations with high volume manufacturing operations transferred to our factories in China.

3.   To improve our manufacturing excellence, we are:

     -  moving products developed in Richardson, Texas to San Jose, California;

     - considering the consolidation of product development and manufacturing of the optical performance monitoring products from Bracknell, England into our operations in Toronto, Ontario;

     - transferring significant manufacturing to China to take greater advantage of its strong optical expertise base and favorable cost and tax environment;

4. And to provide our customers with the best customer service in the industry, we are:

     - aligning our sales team to offer our customers a single point of contact.

     -  streamlining customer interactions with product line managers.

     - building on our successful information technology implementations to consolidate administrative functions to provide improved customer service and realize significant cost savings.

5. This Global Realignment Program will result in our vacating 25 buildings or separable portions of buildings in which we remain and reducing our global workforce by approximately 5,000 employees or 20%. The percentage of reductions within both our active and passive business groups are nearly identical, though a larger number of employees are affected in the passive business group due to its size.

     - We are also shutting down some of our operations for one week during Q4 to reduce expenses as well.

The precise timing of our restructuring is driven by our business requirements, and the time required to transfer product lines and manufacturing operations. We anticipate that the bulk of the reductions in employment will be completed by


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the end of Q1 (September), although some transitions will not be complete by that date. All of these actions are of course subject to local regulations.

By making the commitment to consolidate, focus and streamline our company to achieve these goals we expect to create a company that endures and leads in order to create ongoing value for all our stakeholders: our customers, our employees, our communities, and our stockholders.

While these are deep and profound changes to the company that align us to current market conditions, we are very confident in our ability to increase production to meet customer demand when it increases. Through a combination of automation, overtime and our past experience of dealing with high growth we believe we are ready for what the future will bring. Please keep in mind that during recent periods of extraordinary demand growth, we were compelled to focus on effectiveness as we did everything we could to increase production. Now, as we realign our business, we can concentrate on efficiency as well as effectiveness, and we believe we can re-craft our operations to increase our agility, lower costs and the ability to respond to rapid changes in demand.


Q3 NEW PRODUCT AND DESIGN WIN REVIEW

Finally, let me spend some time talking about our third quarter. We have had over 50 new design wins this quarter, while at the same time introduced over 70 new products during the Optical Fiber Conference in March. Many of these new products were highlighted in an end to end system demonstration using only JDSU products -- and we are very proud to be the only component vendor capable of offering such a comprehensive product portfolio. Some of our new standout products highlighted at the show included: dynamic gain equalizers, tunable dispersion compensators, 40 Gb/s modulators, Raman amplification pumps, next generation 980 nm pump lasers, and MEMS-based optical switches.

I will make specific comments on design wins and new product introductions around the new organizational structure that we outlined during our call announcing the closing of our merger with SDL. You may recall that we have two business groups: one is the Amplification and Transmission Business Group led by Don Scifres and Greg Dougherty and the other is the WDM, Switching and Thin Film Products Business Group led by Jay Abbe. Some of the key achievements from the Amplification and Transmission Business Group were:

- In source lasers, we won four metro system design-ins during the quarter for our directly-modulated laser (DML) product line leading to a doubling of our revenue quarter over quarter. We have also introduced a 40 mW temperature-tunable CW laser launched at OFC.

- In our fiber amplifier business we have completed the integration of our SDL and JDS Uniphase optical amplifier groups and we were selected as the primary vendor to supply narrowband optical amplifiers to a key submarine system supplier.


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-    We are in volume production of ultra-long haul optical amplifiers for a major customer, for whom we are also developing Raman pump units.

- Another important event during this quarter was our agreement with Fujitsu regarding z-cut lithium niobate technology which offers new advantages to our customers:

     - In partnership with Fujitsu, we will be manufacturing and marketing a comprehensive line of optical modulators that we believe will deliver industry leading performance, stability, and value for 10 and 40 Gb/s applications

     - We expect prototypes to be available in the summer with volume production beginning in the fall of 2001 from our Bloomfield, Connecticut facility

     - JDS Uniphase and Fujitsu will continue to discuss other possible business partnerships in addition to this z-cut patent licensing.

Within the WDM, Switching and Thin Film Products Business Group we have achieved important design-wins during the third quarter for numerous products including: band filter modules, 100 GHz muxes, optical add drop multiplexers, dynamic gain equalizers, dynamic gain flattening filters, optical performance monitors, interleavers and wavelength lockers.

One of our key goals is to be number one in product technology, performance and innovation and I believe that our recent achievements are an indication of our success in that area. As you may already know, next generation systems have higher optical component and module content and I am proud to say that at some customers we have been selected for design-ins for over 50% of all the optical content of their next generation systems. We feel that this activity is our best barometer of an eventual turnaround in the industry.

One last announcement, Zita Cobb, our Executive Vice President of Strategy and Business Development, will be taking a well-deserved leave of absence -- literally -- to sail the seven seas in her boat. As some of you know, Zita took a leave of absence several years ago for a year and returned, and we are hopeful she will do so again. Zita has made immeasurable contributions to the success of our company, and we wish her smooth sailing.

Now Tony will take you through our future guidance.

Tony.......




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TONY MULLER

GUIDANCE, RESTRUCTURING COSTS

First, let me detail the effect of the Global Realignment Program described earlier in the call.

In the fourth quarter we will be recording one time charges covering employee severance, consolidation of product lines, closing of some operations, vacating approximately 25 buildings, and inventory write-offs associated with the consolidation different product designs and manufacturing processes onto single global manufacturing platforms. In addition to these one time charges, we will incur costs for accelerated depreciation, moving and employee retention costs in the first three quarters of fiscal 2002. It is physically impossible to retire all facilities, move all equipment and re-qualify products in a single quarter. Therefore, certain facilities and equipment will be phased out over the next three quarters. Accounting rules require that we accelerate the depreciation of these assets over this phase out period (3 to 9 months) and expense moving and employee retention as incurred. It is anticipated that the costs of the Global Realignment Program will be between $375 and $425 million. We will break these costs out separately in future financial reports.

We expect our Global Realignment Program to reduce our annual expense levels by over $250 million. While it is quite painful to make these changes, we are making JDS Uniphase into a leaner, more competitive company with sharply lower costs without reducing our level of investment in new product development.

We believe this Global Realignment Program will position JDS Uniphase to be profitable at lower sales rates than we have recently achieved -- our projections are that at $700 million in quarterly sales we can achieve a pro forma operating margin of 15% of sales with the ability to earn higher margins with any future sales recovery.

Our guidance for future periods is as follows:

- We remain in a downturn resulting from lower carrier capital spending and inventory reductions by our system supplier customers. In addition, we will incur the charges associated with the Global Realignment Program discussed earlier.

- Please keep in mind that our Global Realignment Program is taking place almost one-third of the way into the quarter.


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-    Our current expectation is that fourth quarter sales will be approximately
     $700 million, a sequential sales decline of 24%. (27% adjusting for the SDL merger.)

Is this the bottom? We are not sure, but believe that our customers' inventory disinvestment could have run its course by the end of the June or September quarter. After conclusion of the inventory disinvestment, our sales will be closely related to carrier capital spending. Given these uncertainties, we have limited visibility as to future sales and we are not currently providing sales guidance for fiscal 2002.

Excluding restructuring costs, but including the higher level of costs for April (the first month of the quarter), we anticipate the following expense and profit structure for the June quarter:

     -  Gross margin -- 41% (reflecting lower volumes)

     -  R&D -- 11%

     -  SG&A -- 16%

     -  Pro forma operating margin -- 14%

     -  Tax rate -- 34%

     -  Shares outstanding -- 1.394 billion

     -  E.P.S. - $0.05

In a quarter with the full impact of our global realignment, we anticipate that our gross margin would be 42% of sales, our operating margin 15% and EPS at $0.06 at $700 million in quarterly sales.


Jozef....


JOZEF


To summarize, we remain confident about the long-term growth prospects for optical telecommunications, and we believe that current market conditions are only a temporary slowdown in one of the great growth markets of our time. With the changes we have announced today, we believe JDS Uniphase will be well positioned to meet the challenges and opportunities ahead, most importantly to be able to meet the needs of our customers and to continue to remain a leader in our industry. We believe that we are concentrating on the most promising new product development programs in the industry, that we have streamlined our organization, and that we are significantly improving the cost structure and


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competitiveness of JDS Uniphase. We have the broadest product line in our industry, a broad array of attractive new product development programs, effective low-cost manufacturing around the world, and a team that will number over 20,000 capable professionals dedicated to meeting our customers' needs on a global scale.



We can now open the call to questions.


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